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                                                                   EXHIBIT 99.1

      TYCO INTERNATIONAL TO ACQUIRE RAYCHEM CORPORATION FOR CASH AND STOCK

Immediately Accretive, Acquisition Provides Excellent Strategic Fit With Tyco's
                           Electronic Components Business

HAMILTON, Bermuda and MENLO PARK, Calif.--(BUSINESS WIRE)--May 19, 1999--Tyco International Ltd. (NYSE:TYC; LSE:TYI; BSX:TYC), a diversified manufacturing and service company, and Raychem Corporation (NYSE:RYC), a leading international designer, manufacturer and distributor of electronic components, announced today that they have entered into a definitive agreement pursuant to which Raychem will merge with a subsidiary of Tyco. The transaction is valued at $37.00 per share to the Raychem shareholders or $2.87 billion based on Tyco's May 18, 1999 closing price on the New York Stock Exchange of $89.375. The consideration will be paid by Tyco in the form of approximately $1.4 billion in cash and 16.1 million newly issued Tyco shares, based on Raychem's 77.6 million outstanding common shares. Individual Raychem shareholders will have the right to elect the percentage of their consideration paid in cash or Tyco stock, subject to certain limitations.

Raychem Corporation, with fiscal 1998 revenues of $1.8 billion, is a leading international designer, manufacturer and distributor of high-performance electronics products for OEM businesses, and for a broad range of specialized telecommunications, energy and industrial applications.

"Raychem is an excellent strategic fit with our Electronics business and will be immediately accretive to Tyco's earnings," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "Raychem's products, international presence, and customers are all highly complementary with Tyco's, particularly those of our AMP subsidiary. This acquisition will provide opportunities for both significant cost reductions, as well as enhanced growth through an expanded product line, new customers and marketing efficiencies. With this transaction, Tyco will have approximately $9.3 billion in electronics sales and a leading position serving the global electronics needs of the telecommunications, automotive and other industries."

Richard A. Kashnow, Chairman and Chief Executive Officer of Raychem, said, "This transaction will result in an expanded set of offerings for our customers, a bigger growth platform for our business, and an ongoing ownership stake in one of the world's best-performing companies for our shareholders. The integration of Raychem's product lines into Tyco will enhance the capabilities of both companies, resulting in faster growth through revenue synergies. As part of Tyco, Raychem's employees and customers can look forward to an even more efficient and customer-focused organization with an outstanding outlook for the future."

The transaction is contingent on customary regulatory review and approval by Raychem shareholders. The Boards of Directors of both companies have unanimously approved


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the transaction, the stock component of which is expected to be tax-free for the shareholders of Raychem.

Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, the largest manufacturer and servicer of electrical and electronic components and underwater telecommunications systems, the largest manufacturer of flow control valves, and has strong leadership positions in disposable medical products and plastics and adhesives. The Company operates in more than 80 countries around the world and has expected fiscal 1999 revenues in excess of $22 billion.

Additional information on Tyco, Raychem and AMP can be found on their respective websites at www.tyco.com, www.raychem.com and www.amp.com.

FORWARD LOOKING INFORMATION

Comments in this release contain certain forward-looking statements, which are based on management's good faith expectations and belief concerning future developments. Actual results may materially differ from these expectations as a result of many factors, relevant examples of which are set forth in the "Management Discussion and Analysis" section of the Company's 1998 Annual Report to Shareholders and the Company's 1998 Annual Report on Form 10-K.